Titan Global Holdings Announces 8-K Relating to Its Financing With Capital Source Finance,
LLC

DALLAS, TX -- (MARKET WIRE) -- 11/14/05 --

Titan Global Holdings, Inc. ("Titan") TTGL announced that its Oblio Telecom, Inc. unit ("Oblio") received a default notice from CapitalSource Finance, LLC ("Capital Source") relating to Oblio's alleged failure to meet certain non-monetary representations and covenants required by Oblio's financing arrangement ("Loan Agreements") with Capital Source. Oblio disputes certain of the alleged defaults.

Capital Source wrote it will charge Oblio an additional 4.0% per annum on its loans to Oblio as default interest. At present Capital Source charges Oblio 7.75% per annum on its working capital facility with a loan balance of $3.0M as of November 9, 2005 and 10.75% per annum on its term loans with an approximate balance of $10.5M. Oblio can repay the term loans without premium to Capital Source; the working capital facility can be repaid with a premium based on the date of repayment.

Oblio has met ALL monetary obligations to Capital Source including the payment of two principal payments each of $475,000 for a total of $950,000 and interest of $372,000. In addition, as of its November 4, 2005 borrowing base to Capital Source, Oblio had excess availability of approximately $1.8m under its working capital facility including funds in its lockbox, in transit from the lockbox to Capital Source and inventory for the collateral benefit of Capital Source. Oblio met all other obligations 'as agreed' with trade vendors. Between August 31, 2005 and November 4, 2005, Oblio's total accounts payable declined.

While Capital Source has notified the Company of the alleged defaults, Capital Source stated that it has elected not to take any further action at present but preserves the right to do so. Oblio and Capital Source today had discussions surrounding a forbearance agreement or an amendment to the Loan Agreements. There is no assurance Capital Source and Oblio will reach a resolution on either a forbearance agreement or an amendment to the Loan Agreements. As a result of this potentially material event, Titan will file an 8-K with the Securities and Exchange Commission.

Recently Oblio announced its release of its new BRAVO product line. This product roll included extraordinary costs of a one time nature as well as recurring charges that have diminished Oblio's results until BRAVO gains traction. In addition, Oblio has made material deposits with its telco providers of approximately $1.0m.

While management remains bullish about BRAVO's prospects, a combination of factors have led to initial financial results for BRAVO and its core prepaid card business that were less than budgeted internally and forecasted to Capital Source. The impact of competitive pressures and Hurricanes Katrina and Rita in Oblio's target markets has had an adverse impact on Oblio's September and October 2005 results. Despite these results, Oblio has met all agreed monetary obligations to Capital Source.

"We deem Capital Source's action as profoundly disappointing. Titan acquired Oblio on August 10, 2005. Already Oblio has paid Capital Source $950,000 in principal reductions on its term loans and $372,000 in interest through October 31, 2005," said David Marks, Titan's Chairman. "Given Capital Source's action our Board of Directors has directed me to engage investment bankers to swiftly complete a refinance of the Capital Source obligations. Oblio can repay Capital Source's term loans without a premium. We are confident that we will complete a refinancing in the first calendar quarter of 2006."

About Titan Global Holdings, Inc., www.titanglobalholdings.com:

Titan operates through three divisions -- Oblio Telecom, Inc., Titan PCB East, Inc. and Titan PCB West, Inc., (collectively, "Titan PCB"). Oblio is engaged in the creation, marketing, and distribution of prepaid telephone products for the wire line and wireless markets and other related activities. Titan PCB is a printed circuit board manufacturer providing competitively priced time-sensitive, quality products to the commercial and military electronics markets. Titan PCB offers high layer count, fine line production of rigid, rigid-flex and flex PCBs. Titan PCB targets quick turn and standard delivery needs from prototype, pre-production through production, using various standard and advanced materials. Titan PCB combines the strengths of its design for manufacturing (DFM), repetitive quality and supportive customer service with an extremely cost effective pricing structure. With this competitive edge, Titan PCB is not only a reliable resource for all printed circuit board requirements but also a technical source unmatched in today's PCB supply chain.

Safe Harbor Statement Under the Private Securities Litigation Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of TTGL could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

Media:

New-School Communications, LLC

Blois Olson

651-221-1999
www.new-school.com